FOR IMMEDIATE RELEASE August 6, 2013	EXHIBIT 99.1

GSI Group Announces Financial Results for the

Second Quarter 2013

•	Second Quarter 2013 Revenue of $85 million

•	Second Quarter 2013 Adjusted EBITDA of $12 million

•	Second Quarter 2013 Earnings Per Share from Continuing Operations of $0.02

•	Second Quarter 2013 Non-GAAP Earnings Per Share of $0.14

Bedford, MA — GSI Group Inc. (NASDAQ: GSIG) (the “Company”, “we”, “our”, “GSI”), a global leader and supplier of precision photonics and motion control components and subsystems to the medical, industrial, electronics and scientific markets, today reported financial results for the second quarter of 2013. Unless otherwise noted, all financial results in this press release are GAAP measures from continuing operations. The reported results from continuing operations exclude the operating results of the Company’s Semiconductor Systems and Laser Systems business lines, which were classified as discontinued operations beginning in the second quarter of 2012.

Second Quarter

“We are pleased to report second quarter financial results that are in the upper half of our guidance range,” said John Roush, Chief Executive Officer. “Our businesses delivered results that were generally in-line with our expectations, despite the sluggish economic recovery across most of our end markets. In addition, we had strong cash generation within the quarter and were able to strengthen our balance sheet, which positions us well to execute on our growth strategy.”

During the second quarter of 2013, GSI generated revenue of $85.3 million, an increase of 21.2% from $70.4 million in the second quarter of 2012. The NDS acquisition accounted for a 23.7% revenue increase year over year, while changes in foreign exchange rates contributed to a (0.8%) decrease in revenue. Excluding the impact of the NDS acquisition and changes in foreign exchange rates, the Company’s revenue decreased (1.7%) compared to the second quarter of 2012.

“We continue to be impacted by the overall softness in capital spending, particularly in the manufacturing sector and to a lesser degree in the medical market,” said John Roush. “Despite the slow market recovery we have experienced, we remain confident that our strategic plans will position us to achieve profitable growth on a more consistent basis.”

In the second quarter of 2013, income from operations was $4.3 million, or 5.1% of revenue, compared to $5.1 million, or 7.2% of revenue, during the same period last year. Included in the second quarter of 2013 income from operations was an incremental $1.8 million of amortization of intangibles and inventory fair value adjustments related to the NDS acquisition, and approximately $1.1 million of restructuring charges, compared to $2.5 million of restructuring charges in the second quarter of 2012.

Diluted earnings per share (“EPS”) from continuing operations was $0.02 in the second quarter of 2013, compared to $0.13 in the second quarter of 2012. Non-GAAP earnings per share, a non-GAAP financial measure that includes the adjustments noted in the reconciliation below, was $0.14 in the second quarter of 2013, compared to $0.15 in the second quarter of 2012.

Adjusted EBITDA, a non-GAAP financial measure that includes the adjustments noted in the reconciliation below, was $12.0 million in the second quarter of 2013, compared to $11.9 million in the second quarter of 2012.

As of June 28, 2013, cash and cash equivalents was $52.1 million, while total debt was $95.3 million. The Company completed the second quarter of 2013 with approximately $43.2 million of Net Debt, as defined in the non-GAAP reconciliation below.

Operating cash flow for the second quarter of 2013 was $13.1 million, compared to $9.8 million of operating cash flow in the second quarter of 2012. Operating cash flow includes the cash flows of both continuing and discontinued operations.

During the fourth quarter of 2012, the Company reached a settlement agreement with the IRS and Department of Justice regarding the IRS audit for the 2000 through 2008 tax years. This settlement was accepted by the Congressional Joint Committee on Taxation during the second quarter of 2013. The Company expects to receive cash refunds in the amount of $11.5 million to $13.5 million in the third quarter of 2013. Of this amount, the Company has received a partial refund of $9.8 million as of the date of this earnings release. In addition, the Company expects to realize the benefit relating to the carryback and carryforward of certain net operating losses, which will result in the refund of tax payments made in the carryback periods and lower income tax payments in the carryforward period.

Strategic Update

Growth Platforms

The Company’s scanning solutions products, such as its Lightning II Digital Scanning subsystem for ultra-high accuracy and speed laser material processing applications, continue to generate attractive growth for the Company. The Company’s most recent customer platform wins have been in electronics applications, given the requirements for speed and precision within that market. As the scanning solutions product line builds its capabilities, the Company also sees strong applicability in some of the most demanding medical markets. In the second quarter of 2013, scanning solutions sales were up over 60% versus a year ago, and are now at an annualized run rate of over $17 million.

The Company also continues to make solid progress with its medical components strategy. The integration of the recently acquired NDS Surgical Imaging business is essentially complete, with ongoing efforts underway to align and leverage sales channels into major medical equipment OEM’s. In addition, during the second quarter of 2013, the Company’s optical encoders business line also began shipping, in more meaningful volumes, to a large medical OEM, which represents a multi-million dollar annual revenue opportunity for GSI.

With respect to the Company’s fiber laser growth strategy, the overall outlook became more challenging in the quarter. Most of the market growth appears to be occurring in the multi-kilowatt range of lasers, with market prices declining faster than previously anticipated. The implementation of the Company’s lower cost product architecture, which would allow GSI to compete in this environment, has also experienced recent delays. The combined effect of these outcomes resulted in near-term profitability challenges for the fiber laser products. Consequently, the Company has chosen to be more selective in its pursuit of the fiber laser business, while evaluating several different options to improve the profitability of this business, with a goal of minimizing losses by the end of the year.

Financial Outlook

For the third quarter of 2013, the Company expects revenue from continuing operations of between $85 million and $87 million. In addition, the Company expects Adjusted EBITDA to be in the range of $12 million to $13 million for the third quarter of 2013.

For the full year 2013, the Company continues to expect revenue from continuing operations of approximately $345 million and Adjusted EBITDA of approximately $50 million. In addition, the Company expects Net Debt at the end of the year to be less than $20 million, excluding any debt that may be incurred or assumed in connection with any future acquisitions.

Conference Call Information

The Company will host a conference call on Tuesday, August 6, 2013 at 5:00 p.m. EDT to discuss these results. John A. Roush, Chief Executive Officer, and Robert Buckley, Chief Financial Officer, will host the conference call.

To access the call, please dial (877) 482-5124 prior to the scheduled conference call time. The conference ID number is 9407 4149.

A playback of this conference call will be available beginning 6:00 p.m. EDT, Tuesday, August 6, 2013. The playback phone number is (855) 859-2056 or (404) 537-3406 and the code number is 9407 4149. The playback will remain available until 8:00 p.m. EDT, Friday, August 16, 2013.

A replay of the audio webcast will be available four hours after the conclusion of the call on the Investor Relations section of the Company’s web site at www.gsig.com.

Use of Non-GAAP Financial Measures

The non-GAAP financial measures used in this press release are non-GAAP gross profit, gross profit margin, income from operations, operating margin, income from continuing operations before taxes, income from continuing operations, net of tax, diluted earnings per share from continuing operations, Adjusted EBITDA, and net debt.

The Company believes that the non-GAAP financial measures provide useful and supplementary information to investors regarding the Company’s quarterly performance. It is management’s belief that these non-GAAP financial measures would be particularly useful to investors because of the significant changes that have occurred outside of the Company’s day-to-day business in accordance with the execution of the Company’s strategy. This strategy includes streamlining the Company’s existing operations through site and functional consolidations, strategic divestitures, expanding the Company’s business through significant internal investments, and broadening the Company’s product and service offerings through acquisition of innovative and complementary technologies and solutions. The financial impact of certain elements of these activities, particularly acquisitions, divestitures, and site and functional restructurings, are often large relative to the Company’s overall financial performance, which can adversely affect the comparability of its operating results and investors’ ability to analyze the business from period to period.

The Company’s Adjusted EBITDA, a non-GAAP financial measure, is used by management to evaluate operating performance, communicate financial results to the Board of Directors, benchmark results against historical performance and the performance of peers, and evaluate investment opportunities including acquisitions and divestitures. In addition, Adjusted EBITDA is used to determine bonus payments for senior management and employees. Accordingly, the Company believes that this non-GAAP measure provides greater transparency and insight into management’s method of analysis.

Non-GAAP financial measures should not be considered as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP. They are limited in value because they exclude charges that have a material effect on the Company’s reported results and, therefore, should not be relied upon as the sole financial measures to evaluate the Company’s financial results. The non-GAAP financial measures are meant to supplement, and to be viewed in conjunction with, GAAP financial measures. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

Safe Harbor and Forward-Looking Information

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements contained in this news release that do not relate to matters of historical fact should be considered forward-looking statements, and are generally identified by words such as “expect,” “intend,” “anticipate,” “estimate,” “believe,” “future,” “could,” “should,” “plan,” “aim,” and other similar expressions. These forward-looking statements include, but are not limited to, expectations regarding anticipated financial performance; anticipated sales of fiber laser and scanning solutions products; plans regarding the development and deployment of a lower cost fiber laser products; opportunities for synergies within the Precision Technologies segment; expected liquidity and capitalization; expectations regarding the IRS refund and net operating loss carryback and carryforward; drivers of revenue growth; management’s plans and objectives for future operations, expenditures and product development; business prospects; expectations regarding recent and potential future products; anticipated sales performance; industry trends; market conditions; anticipated benefits from acquisitions; the Company’s ability to leverage its medical original equipment manufacturer (“OEM”) sales channels and the NDS acquisition; our expectations regarding NDS’s revenue, customers, markets, and profitability; and other statements that are not historical facts.

These forward-looking statements are neither promises nor guarantees, but involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, but not limited to, the following: loss of customers, reductions in orders by customers, and customer order cancellations; economic and political conditions and the effects of these conditions on our customers’ businesses and level of business activity; our significant dependence upon our customers’ capital expenditures, which are subject to cyclical market fluctuations; our dependence upon our ability to respond to fluctuations in product demand; our ability to continually innovate; delays in our delivery of new products; our reliance upon third party distribution channels subject to credit, business concentration and business failure risks beyond our control; fluctuations in our quarterly results, and our failure to meet or exceed our expected financial performance; customer order timing and other similar factors beyond our control; our dependence on one customer in our medical components market; disruptions or breaches in security of our information technology systems; changes in interest rates, credit ratings or foreign currency exchange rates; risk associated with our operations in foreign countries; disruptions to our manufacturing operations as a result of natural disasters; our increased use of outsourcing in foreign countries; our failure to comply with local import and export regulations in the jurisdictions in which we operate; our history of operating losses and our ability to sustain our profitability; our exposure to the credit risk of some of our customers and in weakened markets; violations of our intellectual property rights and our ability to protect our intellectual property against infringement by third parties; risk of losing our competitive advantage; our ability to make divestitures that provide business benefits; our failure to successfully integrate recent and future acquisitions into our business; our ability to attract and retain key personnel; our restructuring and realignment activities and disruptions to our operations as a result of consolidation of our operations; product defects or problems integrating our products with other vendors’ products; disruptions in the supply of or defects in raw materials, certain key components or other goods from our suppliers; production difficulties and product delivery delays or disruptions; our failure to comply with various federal, state and foreign regulations; changes in governmental regulation of our business or products; our failure to implement new information technology systems and software successfully; our failure to realize the full value of our intangible assets; our ability to utilize our net operating loss carryforwards and other tax attributes; fluctuations in our effective tax rates; being subject to U.S. federal income taxation even though we are a non-U.S. corporation; any need for additional capital to adequately respond to business challenges or opportunities and repay or refinance our existing indebtedness, which may not be available on acceptable terms or at all; volatility in the market price for our common shares; our dependence on significant cash flow to service our indebtedness and fund our operations; our ability to access cash and other assets of our subsidiaries; the influence over our business of certain significant shareholders; provisions of our articles of incorporation may delay or prevent a change in control; our significant existing indebtedness may limit our ability to engage in certain activities; and our failure to maintain appropriate internal controls in the future.

Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect the Company’s operating results and financial condition are discussed in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, our subsequent filings with the Securities and Exchange Commission (“SEC”), and in our future filings with the SEC. Such statements are based on the Company’s management’s beliefs and assumptions and on information currently available to the Company’s management. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document except as required by law.

About GSI

GSI Group Inc. designs, develops, manufactures and sells precision photonics and motion control components and sub-systems for applications demanding extremely high levels of performance. Our technology is targeted primarily at Original Equipment Manufacturers for incorporation into products and systems for a wide range of applications in major markets including: medical, industrial, electronics and scientific. GSI Group Inc.’s common shares are listed on NASDAQ (GSIG).

More information about GSI is available on the Company’s website at www.gsig.com. For additional information, please contact GSI Group Inc. Investor Relations at (781) 266-5137 or InvestorRelations@gsig.com.

GSI Group Inc.

Investor Relations Contact:

Robert J. Buckley

(781) 266-5137

GSI GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars or shares, except per share amounts)

(Unaudited)

	Three Months Ended
	June 28, 2013	June 29, 2012
Sales	$85,307	$70,379
Cost of sales	50,808	39,712

Gross profit	34,499	30,667

Operating expenses:
Research and development and engineering	6,782	5,615
Selling, general and administrative	20,618	16,841
Amortization of purchased intangible assets	1,617	663
Restructuring costs and other	1,135	2,451

Total operating expenses	30,152	25,570

Income from operations	4,347	5,097
Interest income (expense), net	(915)	(678)
Foreign exchange transaction gains (losses), net	(425)	620
Other income (expense), net	292	45

Income from continuing operations before income taxes	3,299	5,084
Income tax provision	2,457	617

Income from continuing operations	842	4,467
Income (loss) from discontinued operations, net of tax	(1,384)	414
Loss on disposal of discontinued operations, net of tax	(311)	—

Consolidated net income (loss)	(853)	4,881
Less: Net income attributable to noncontrolling interest	(18)	(8)

Net income (loss) attributable to GSI Group Inc.	$(871)	$4,873

Diluted earnings per share from continuing operations	$0.02	$0.13
Diluted earnings (loss) per share from discontinued operations	$(0.05)	$0.01
Diluted earnings (loss) per share attributable to GSI Group Inc.	$(0.03)	$0.14
Weighted average common shares outstanding – diluted	34,285	33,953

GSI GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

(Unaudited)

	June 28, 2013	December 31, 2012
ASSETS
Current Assets
Cash and cash equivalents	$52,058	$65,788
Accounts receivable, net	55,314	42,652
Inventories	62,555	52,801
Prepaid expenses and other current assets	28,995	29,609
Assets of discontinued operations	1,894	17,618

Total current assets	200,816	208,468
Property, plant and equipment, net	33,959	32,338
Intangible assets, net	70,531	40,020
Goodwill	73,514	44,578
Other assets	11,209	12,056

Total assets	$390,029	$337,460

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$7,500	$7,500
Accounts payable	25,569	18,824
Accrued expenses and other current liabilities	26,776	22,997
Liabilities of discontinued operations	2,681	5,605

Total current liabilities	62,526	54,926

Long-term debt	87,750	42,500
Other long-term liabilities	12,922	11,828

Total liabilities	163,198	109,254

Stockholders’ Equity
Total GSI Group Inc. stockholders’ equity	226,380	227,809
Noncontrolling interest	451	397

Total stockholders’ equity	226,831	228,206

Total liabilities and stockholders’ equity	$390,029	$337,460

GSI GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of U.S. dollars)

(Unaudited)

	Three Months Ended
	June 28, 2013	June 29, 2012
Cash flows from operating activities:
Consolidated net income (loss)	$(853)	$4,881
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,912	3,426
Share-based compensation	1,324	1,041
Deferred income taxes	1,922	(18)
Non-cash restructuring charges	160	1,227
Loss on disposal of business	311	—
Earnings from equity-method investment	(294)	(43)
Other non-cash items	600	392
Changes in operating assets and liabilities:
Accounts receivable	2,483	(1,978)
Inventories	1,337	(2,380)
Deferred revenue	(198)	(1,383)
Other operating assets and liabilities	1,378	4,599

Cash provided by operating activities	13,082	9,764

Cash flows from investing activities:
Purchases of property, plant and equipment	(626)	(1,227)
Proceeds from sale of business, net of transaction costs	7,010	—
Proceeds from the sale of property, plant and equipment, net	4,560	205

Net cash provided by (used) in investing activities	10,944	(1,022)

Cash flows from financing activities:
Repayments of debt	(7,875)	(2,500)
Capital lease payments	(375)	(184)
Other financing activities	(100)	(29)

Net cash used in financing activities	(8,350)	(2,713)

Effect of exchange rate on cash and cash equivalents	45	(629)

Net increase in cash and cash equivalents	15,721	5,400
Cash and cash equivalents, beginning of period	36,337	50,358

Cash and cash equivalents, end of period	$52,058	$55,758

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands of U.S. dollars)

(Unaudited)

Adjusted EBITDA (non-GAAP):

	Three Months Ended
	June 28, 2013	June 29, 2012
Net income (loss) attributable to GSI Group Inc. (GAAP)	$(871)	$4,873
Interest income (expense), net	915	678
Income tax provision	2,457	617
Depreciation and amortization	4,923	3,321
Share-based compensation	1,324	1,041
Restructuring and other costs	1,135	2,451
Acquisition fair value adjustments	325	—
Loss (income) loss from discontinued operations, net of tax	1,384	(414)
Loss on disposal of discontinued operations, net of tax	311	—
Other income (expense), net	133	(665)

Adjusted EBITDA (Non-GAAP)	$12,036	$11,902

The Company defines Adjusted EBITDA, a non-GAAP financial measure, as the net income (loss) attributable to GSI Group Inc. before deducting interest income (expense), net, income taxes, depreciation, amortization, non-cash share-based compensation, restructuring and other costs, acquisition fair value adjustments, loss (income) from discontinued operations, net of tax, loss on disposal of discontinued operations, net of tax, and other non-operating income (expense) items, including foreign exchange gains (losses) and earnings from an equity-method investment. Restructuring costs and other costs primarily relate to the Company’s restructuring programs.

In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as, or similar to, some of the adjustments in this presentation. The presentation of Adjusted EBITDA should not be construed as an inference that future results will not be affected by unusual or non-recurring items.

Net Debt (non-GAAP):

	June 28, 2013	December 31, 2012
Total Debt (GAAP)	$95,250	$50,000
Less: cash and cash equivalents	(52,058)	(65,788)

Net Debt (Non-GAAP)	$43,192	$(15,788)

The Company defines Net Debt, a non-GAAP financial measure, as its total debt less its cash and cash equivalents. Management uses Net Debt to monitor the Company’s outstanding debt obligations that could not be satisfied by its cash and cash equivalents on hand.

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands of U.S. dollars)

(Unaudited)

Adjusted EPS (Non-GAAP):

	Three Months Ended June 28, 2013
	Gross Profit	Gross Profit Margin	Income From Operations	Operating Margin	Income From Continuing Operations Before Income Taxes	Income From Continuing Operations, Net of Tax	Diluted EPS from Continuing Operations
GAAP results, three months ended	$34,499	40.4%	$4,347	5.1%	$3,299	$842	$0.02

Non-GAAP adjustments
Amortization of intangible assets	1,343	1.6%	2,960	3.5%	2,960	1,801	0.05
Restructuring costs and other	—	—	1,114	1.3%	1,114	678	0.02
Acquisition related costs	—	—	21	0.0%	21	13	0.00
Acquisition fair value adjustments	325	0.4%	325	0.4%	325	198	0.01
Non-recurring income tax benefit	—	—	—	—	—	1,214	0.04

Total non-GAAP adjustments	1,668	2.0%	4,420	5.2%	4,420	3,904	0.12

Non-GAAP results, three months ended	$36,167	42.4%	$8,767	10.3%	$7,719	$4,746	$0.14

Weighted average shares outstanding—Diluted							34,285

	Three Months Ended June 29, 2012
	Gross Profit	Gross Profit Margin	Income From Operations	Operating Margin	Income From Continuing Operations Before Income Taxes	Income From Continuing Operations, Net of Tax	Diluted EPS from Continuing Operations
GAAP results, three months ended	$30,667	43.6%	$5,097	7.2%	$5,084	$4,467	$0.13

Non-GAAP adjustments
Amortization of intangible assets	791	1.1%	1,454	2.1%	1,454	940	0.02
Restructuring costs and other	—	—	2,451	3.5%	2,451	1,584	0.05
Non-recurring income tax expenses	—	—	—	—	—	(1,736)	(0.05)

Total non-GAAP adjustments	791	1.1%	3,905	5.6%	3,905	788	0.02

Non-GAAP results, three months ended	$31,458	44.7%	$9,002	12.8%	$8,989	$5,255	$0.15

Weighted average shares outstanding—Diluted							33,953

Non-GAAP Gross Profit and Gross Profit Margin

The calculation of non-GAAP gross profit and gross profit margin is displayed in the tables above. Non-GAAP gross profit and gross profit margin exclude the amortization of acquired intangible assets and acquisition inventory and revenue fair value adjustments from business acquisitions because: (1) the amounts are non-cash; (2) the Company cannot influence the timing and amount of future expense recognition; and (3) excluding such expenses provides investors and management better visibility into the components of operating expenses.

Non-GAAP Income from Operations and Operating Margin

The calculation of non-GAAP income from operations and operating margin is displayed in the tables above. Non-GAAP income from operations and operating margin exclude the amortization of acquired intangible assets and inventory and revenue fair value adjustments related to business acquisitions because: (1) the amounts are non-cash; (2) the Company cannot influence the timing and amount of future expense recognition; and (3) excluding such expenses provides investors and management better visibility into the components of operating expenses. The Company also excluded restructuring and other and acquisition-related costs from non-GAAP income from operations and operating margin due to the significant changes that have occurred outside of the Company day-to-day business in accordance with the execution of the Company’s strategy for the reasons described above in the introductory paragraphs of the “Use of Non-GAAP Financial Measures”.

Non-GAAP Income from Continuing Operations before Income Taxes

The calculation of non-GAAP income from continuing operations before income taxes is displayed in the tables above. The calculation of non-GAAP income from continuing operations before income taxes excludes amortization of acquired intangible assets and inventory and revenue fair value adjustments related to business acquisitions, restructuring and other, and acquisition-related costs for the reasons described for non-GAAP income from operations and operating margin above.

Non-GAAP Income from Continuing Operations, Net of Tax

The calculation of non-GAAP income from continuing operations, net of tax is displayed in the tables above. Because pre-tax income is included in determining income from continuing operations, net of tax, the calculation of non-GAAP income from continuing operations, net of tax, also excludes amortization of acquired intangible assets and inventory and revenue fair value adjustments related to business acquisitions, restructuring and other, and acquisition-related costs for the reasons described for non-GAAP income from operations and operating margin above. In addition, the Company excluded significant non-recurring income tax expenses related to releases to valuation allowances, corrections of prior-year errors in income tax provision calculations, effects of changes in tax laws, effects of acquisition related tax planning actions on our effective tax rate, and the income tax effect of non-GAAP adjustments discussed above.

Non-GAAP Diluted EPS from Continuing Operations

The calculation of non-GAAP diluted EPS from continuing operations is displayed in the above tables. Because income from continuing operations, net of tax is included in the diluted EPS calculation, the calculation of non-GAAP diluted EPS from continuing operations excludes amortization of acquired intangible assets and inventory and revenue fair value adjustments related to business acquisitions, restructuring and other acquisition-related costs, significant non-recurring income tax expenses related to releases to valuation allowances, corrections of prior-year errors in income tax provision calculations, effects of changes in tax laws, effects of acquisition related tax planning actions on our effective tax rate, and the income tax effect of non-GAAP adjustments for the reasons described for non-GAAP income from operations, net of tax.

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